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EXHIBIT 99.1




FINANCIAL CONTACT: JAMES S. GULMI  (615) 367-8325
MEDIA CONTACT:     CLAIRE S. MCCALL (615) 367-8283


                         GENESCO ANNOUNCES PRESENTATION
                          AT BANC OF AMERICA SECURITIES
                               CONSUMER CONFERENCE

NASHVILLE, Tenn., March 30, 2004 -- Genesco Inc. (NYSE: GCO) announced today that Hal N. Pennington, president and chief executive officer, and James S. Gulmi, senior vice president and chief financial officer, will make a presentation on the Company at the Banc of America Securities' Fifth Annual Consumer Conference. The presentation, scheduled for 8:00 a.m. [EST] on Wednesday, March 31, 2004, will be accessible live through a link on the Company's website, www.genesco.com.

         The Company also said that based upon operating performance to date during the quarter ending May 1, 2004, it remains comfortable that it will meet or exceed its previously announced expectations for sales and earnings per share for the quarter. In an early March conference call with analysts, the Company said it expected first quarter sales in the range of $201 million to $203 million and diluted earnings per share of $0.12 to $0.13. The Company's guidance does not reflect the closing of its previously announced agreement to acquire Hat World Corporation, which the Company expects to consummate during the first quarter.

         Genesco also announced that it had settled litigation since the close of the fourth quarter and fiscal year ended January 31, 2004, resulting in a pretax charge of $115,000 ($70,000 after tax). Because the settlements occurred before the filing of the Company's Annual Report on Form 10-K for the year, generally accepted accounting principles require that the charge be recorded in the fourth quarter. Including the subsequent event, earnings before discontinued operations for the quarter were $17.8 million, or $0.80 per diluted share, and earnings before discontinued operations for the fiscal year ended January 31, 2004, were $29.6 million, or $1.33 per diluted share.


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            This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook, the expected consummation of the agreement to acquire Hat World Corporation, and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends or other factors that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the Company's ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, the ability to negotiate acceptable arrangements for closing or converting Jarman stores, variations from expected pension-related charges caused by conditions in the financial markets, and developments in litigation and environmental matters involving the Company. They also include the timing and ability of the Company to consummate its planned acquisition of Hat World Corporation, including its ability to meet conditions to the transaction and to conclude financing for it and to obtain required regulatory approvals and changes from anticipated levels in interest rates associated with the financing for the transaction and in the value of intangible assets to be acquired. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

            Genesco, based in Nashville, sells footwear and accessories in more than 1,040 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.